Hydrofarm Holdings Group, Inc. Announces the Departure of President Terence Fitch

SHOEMAKERSVILLE, PA. — June 23, 2022 — Hydrofarm Holdings Group, Inc. (“Hydrofarm”) (Nasdaq: HYFM), a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture (“CEA”), today announced that Terence Fitch will step down as President, effective June 24, 2022, to pursue other opportunities.

Bill Toler, Chairman and Chief Executive Officer of Hydrofarm, said, “On behalf of the board and executive team, I would like to thank Terry for his contributions during the past three years. He has been instrumental in laying the foundation for the company to capture future growth. We wish Terry all the best in his future endeavors.”

Fitch added, “I am grateful for my time at Hydrofarm and believe that the Company has the right leadership team to successfully navigate the challenging operating environment.”

About Hydrofarm Holdings Group, Inc.
Hydrofarm is a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, including grow lights, climate control solutions, growing media and nutrients, as well as a broad portfolio of innovative and proprietary branded products. For over 40 years, Hydrofarm has helped growers make growing easier and more productive. The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects.

Investor Contact:
Fitzhugh Taylor / ICR
ir@hydrofarm.com